                          SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant  / /
Check the appropriate box:
/ /   Preliminary Proxy Statement
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               FOODMAKER, INC.
              (Name of Registrant as Specified in its Charter)

                               FOODMAKER, INC.
                 (Name of Person(s) Filing Proxy Statement)

Paying of Filing Fee (Check the appropriate box):

/X/   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-7(i)(2).
/ /   $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)    Title of each class of securities to which transaction applies:
2)    Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*
4)    Proposed maximum aggregate value of transaction:
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.
(1)   Amount Previously Paid:
(2)   Form, Schedule or Registration Statement No.:
(3)   Filing Party:
(4)   Date Filed:

FOODMAKER


                                                            January 17, 1995






Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Foodmaker, Inc. to be held at 2:00 p.m. on Friday, February 17, 1995, at the San Diego Mission Valley Hilton, 901 Camino del Rio South, San Diego, California.

    We hope you will attend in person. If you plan to do so, please indicate in the space provided on the enclosed proxy. Whether you plan to attend the meeting or not, we urge you to sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided. This will ensure representation of your shares in the event that you are unable to attend the meeting.

    The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

    The Directors and Officers of the Company look forward to meeting with you.

                                     Sincerely,


                                     JACK W. GOODALL

                                     Jack W. Goodall
                                     Chairman, Chief Executive
                                     Officer and President

                               FOODMAKER, INC.
                             9330 Balboa Avenue
                         San Diego, California 92123
                            ____________________

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       To Be Held on February 17, 1995



    The Annual Meeting of Stockholders of Foodmaker, Inc. will be held at 2:00 p.m. on Friday, February 17, 1995, at the San Diego Mission Valley Hilton, 901 Camino del Rio South, San Diego, California.

    The meeting will be held to vote upon the following proposals:

    1. To elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

    2. To ratify the appointment of KPMG Peat Marwick as independent accountants;

    3. To approve the Foodmaker, Inc. Deferred Compensation Plan for Non-Management Directors;

    4.    To approve the Foodmaker, Inc. Non-Employee Director Stock Option
          Plan;

and to act upon such other matters as may properly come before the meeting.

    Only stockholders of record at the close of business on January 2, 1995, will be entitled to vote at the meeting.


                                     By Order of the Board of Directors


                                     WILLIAM E. RULON

                                     William E. Rulon, Secretary


San Diego, California
January 17, 1995

                               FOODMAKER, INC.
                             9330 Balboa Avenue
                         San Diego, California 92123
                            ____________________

                               PROXY STATEMENT
                            ____________________

                       ANNUAL MEETING OF STOCKHOLDERS

                              February 17, 1995



                                                            January 17, 1995

                           SOLICITATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Foodmaker, Inc., a Delaware corporation ("Foodmaker" or the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 2:00 p.m. on Friday, February 17, 1995, and all adjournments and postponements thereof. This Proxy Statement and form of proxy were mailed to stockholders on or about January 17, 1995.

    The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by Foodmaker.

                                   VOTING

    The close of business on January 2, 1995 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, there were 38,688,600 shares of Foodmaker common stock, $.01 par value (the "Common Stock"), outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders.

    Proxies will be voted FOR management's nominees for election as directors and FOR Proposals 2, 3 and 4, unless the stockholder otherwise directs in the proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted accordingly. The proxy may be revoked at any time before it is voted at the Meeting by submitting written notice of revocation to the Secretary of Foodmaker, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 15, 1994, information with respect to beneficial ownership of voting securities of the Company by (i) each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company, (iii) each executive officer listed in the executive compensation table herein and (iv) all directors and executive officers of the Company as a group.

                                                 Number of Shares   Percent
                                                   Beneficially        of
           Name                                      Owned(1)       Class(1)
- ---------------------------------------------      -----------      -------
The Fulcrum III Limited Partnership(2)(3) . . . .   10,430,688        27.0%
The Second Fulcrum III Limited Partnership(2)(3).    7,090,418        18.3%
Edward Gibbons(4) . . . . . . . . . . . . . . . .   17,753,606        45.9%
The Capital Group, Inc.(5). . . . . . . . . . . .    4,206,100        10.9%
Jack W. Goodall . . . . . . . . . . . . . . . . .    1,021,473         2.6%
Robert J. Nugent. . . . . . . . . . . . . . . . .      692,271         1.8%
Charles W. Duddles. . . . . . . . . . . . . . . .      489,293         1.3%
Kenneth R. Williams . . . . . . . . . . . . . . .      400,266         1.0%
James J. Bischoff . . . . . . . . . . . . . . . .       37,500           *
Leonard I. Green(6) . . . . . . . . . . . . . . .       50,000           *
L. Robert Payne . . . . . . . . . . . . . . . . .       41,000           *
Paul T. Carter. . . . . . . . . . . . . . . . . .       16,750           *
Christopher V. Walker . . . . . . . . . . . . . .       12,000           *
Michael E. Alpert . . . . . . . . . . . . . . . .           --           *
All directors and executive officers
    as a group (20 persons) . . . . . . . . . . .   21,338,853        53.6%
- -------------------------

* Less than one percent

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Messrs. Goodall, Nugent, Duddles, Williams, Bischoff, Payne and Carter have the right to acquire within 60 days of the above date, 367,500, 187,500, 125,000, 117,500, 37,500, 36,000 and
     6,750, respectively, of the shares reflected above as beneficially owned.

(2) The Fulcrum III Limited Partnership and The Second Fulcrum III Limited Partnership (collectively "Fulcrum III") are Delaware limited partnerships. Gibbons, Goodwin, van Amerongen ("GGvA"), successor to Gibbons, Green, van Amerongen ("Gibbons Green"), is the general partner of each such partnership, and may be deemed to be a beneficial owner of the shares held by each such partnership.

(3) The address of The Fulcrum III Limited Partnership and The Second Fulcrum III Limited Partnership is 600 Madison Avenue, New York, New York 10022.

(4)  Of these shares, 232,500 are owned by Mr. Gibbons and his wife.
     Mr. Gibbons and the other general partners of GGvA, Todd Goodwin, Lewis van Amerongen and Elizabeth V. Camp, exercise shared voting and investment power with respect to shares held by Fulcrum III and may be deemed beneficial owners of the shares held by such partnerships.

(5) According to the most recent filing on Schedule 13G, Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group, Inc., exercised investment discretion with respect to 2,426,100 and 1,780,000 shares, respectively, and sole voting power with respect to 1,729,700 of such shares, all of which are owned by various institutional investors. The address of The Capital Group, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

(6) In addition to the shares owned directly and reflected above, pursuant to an arrangement with GGvA, Mr. Green is entitled to the economic benefit of 102,946 shares of Common Stock held by Fulcrum III, which would include the right to receive such shares upon a distribution of shares by Fulcrum III to its partners. In addition, Mr. Green would be entitled to his 29.38% share of any carried interest payable by Fulcrum III to GGvA as general partner of Fulcrum III, which would result in Mr. Green having the economic benefit of a greater number of shares.

                     NOMINEES FOR ELECTION AS DIRECTORS

     The directors of Foodmaker are elected annually. The term of office of all present directors expires on the date of the Meeting, at which time all nine directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees of management for election as directors are set forth below along with certain information regarding these nominees. Should any nominee become unavailable to serve as a director, the proxies will be voted for such other person as the Board of Directors shall designate. To the best of Foodmaker's knowledge, all nominees are and will be available to serve.

     The following table provides certain information about each of the Company's directors as of January 1, 1995:

                                                                    Director
       Name                Age   Positions with the Company           Since
- -------------------------  ---   --------------------------           -----
Michael E. Alpert(4)        52   Director                              1992
Paul T. Carter(2)(4)        72   Director                              1991
Charles W. Duddles          54   Executive Vice President,             1988
                                 Chief Administrative Officer,
                                 Chief Financial Officer and
                                 Director
Edward Gibbons(1)(2)(3)(4)  58   Director                              1985
Jack W. Goodall(1)          56   Chairman of the Board, Chief          1985
                                 Executive Officer and President
Leonard I. Green(1)(2)(3)   61   Director                              1985
Robert J. Nugent            53   Executive Vice President, President   1988
                                 and Chief Operating Officer of
                                 Jack In The Box Division and Director
L. Robert Payne(1)(2)(4)    61   Director                              1986
Christopher V. Walker       48   Director                              1988

- --------------------------

(1)  Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Stock Option and Compensation Committees.
(4)  Member of the Corporate Oversight Committee.

     During the past five years, the business experience, principal occupations, and the employment of the nominees has been as follows:

     Mr. Alpert was a partner in the San Diego Office of the law firm of Gibson, Dunn & Crutcher for more than five years prior to his retirement on August 1, 1992. He is currently Advisory Counsel to Gibson, Dunn & Crutcher. Gibson, Dunn & Crutcher provides legal services from time to time to the Company.

     Mr. Carter has been an insurance consultant for the Government Division of Corroon & Black Corporation since February 1987. From February 1987 until December 1990, he was also a consultant to the San Diego Unified School District on insurance matters. He retired in February 1987 as Chairman and Chief Executive Officer of Corroon & Black Corporation, Southwestern Region and as Director and Senior Vice President of Corroon & Black Corporation, New York.

     Mr. Duddles has been Executive Vice President and Chief Administrative Officer of the Company since May 1988. He has been Chief Financial Officer of the Company since October 1985 and was Senior Vice President from October 1985 to May 1988. He was previously Vice President and Controller of the Company from August 1979 to July 1981 and Senior Vice President, Finance and Administration from August 1981 to October 1985. He is also a director of Family Restaurants, Inc.

     Mr. Gibbons has been a general partner of GGvA, an investment banking firm specializing in management buyouts, for more than five years preceding the date hereof. Mr. Gibbons is also a director of Robert Half
International, Inc., Bath Iron Works Corporation, Horace Mann Companies and Family Restaurants, Inc.

     Mr. Goodall has been President of the Company since April 1970, Chief Executive Officer of the Company since February 1979 and Chairman since October 1985. He has been Chairman and Chief Executive Officer of Family Restaurants, Inc. since January 1994. He has been a director of Grossmont Bank, a wholly-owned subsidiary of Bancomer, S.A., since 1980, a director of Van Camp Seafood Company, Inc. since April 1992 and a director of THC Corp. since October 1992. He has been a director of Ralcorp Holdings, Inc. since March 1994 and was a Vice President of Ralston Purina Company from July 1981 to October 1985.

     Mr. Green has been a general partner of Leonard Green & Partners, an investment firm, since June 1989. Until June 28, 1989 and for more than five years preceding that date, he was a partner of Gibbons Green.
Mr. Green is also a director of Horace Mann Companies, Kash n' Karry Food Stores, Inc., Australian Resources N.L., Carr-Gottstein Foods Co., Thrifty Payless, Inc., United Merchandising Corp. and Family Restaurants, Inc.

     Mr. Nugent has been Executive Vice President of the Company since February 1985 and President and Chief Operating Officer of the Jack In The Box Division of the Company since May 1988. He was Executive Vice President-Operations and Marketing from February 1985 to May 1988. He was previously Division Vice President of the Company from August 1979 to April 1982 and Corporate Vice President-Restaurant Operations from April 1982 through January 1985.

     Mr. Payne has been Chairman of the Board of Grossmont Bank, a wholly-owned subsidiary of Bancomer, S.A., since February 1974, President and Chief Executive Officer of Multi-Ventures, Inc. since February 1976. Multi-Ventures, Inc. is a real estate development and investment company that is also the managing partner of the San Diego Mission Valley Hilton. He was a principal in the Company prior to its acquisition by its former parent Ralston Purina Company in 1968.

     Mr. Walker has been a general partner of Leonard Green & Partners, an investment firm, since September 1989. He was associated with Gibbons Green from November 1985 and was a partner thereof from January 1989 until September 1989. Prior to joining Gibbons Green, Mr. Walker worked from March 1984 to October 1985 for Zimmerman Holdings, Inc., a California based private holding company engaged in the acquisition and operation of manufacturing companies. He is also a director of Kash n' Karry Food Stores, Inc. and Australian Resources N.L., an Australian gold mining company.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS
                         AND COMMITTEES OF THE BOARD

     During 1994 (fiscal year), the Board of Directors had an Executive Committee, an Audit Committee, a Stock Option Committee, a Corporate Oversight Committee and a Compensation Committee. Foodmaker does not have a Nominating Committee.

     The Executive Committee, consisting of Messrs. Gibbons, Goodall, Green and Payne, may exercise all the authority of the Board in the management of the Company in the intervals between meetings of the Board of Directors. In 1994, the Executive Committee held three meetings.

     The Audit Committee, consisting of Messrs. Carter, Gibbons, Green, and Payne, directs the internal and external audit activities of Foodmaker as deemed appropriate. The Audit Committee held one meeting in 1994.

     The Stock Option Committee and the Compensation Committee, both consisting of Messrs. Gibbons and Green, held no formal meetings in 1994. However, stock options were granted on several occasions by unanimous written consents.

     The Corporate Oversight Committee, consisting of Messrs. Alpert, Carter, Gibbons and Payne, which was established to report to the Board of Directors regarding any conflicts of interest which may arise in the relationship between the Company and Family Restaurants, Inc., held two meetings in 1994.

     In 1994, the Board of Directors held six general meetings and on one occasion acted by unanimous written consent. Each director, other than Mr. Green, attended more than 75% of the aggregate of the general meetings and the meetings of committees on which such director serves. Directors who are also officers of Foodmaker or its subsidiaries receive no additional compensation for their services as directors. The independent directors of the Company receive an annual retainer of $18,000 and $1,500 for each Board of Directors' meeting attended in person. No additional compensation is paid for actions taken by the Board of Directors by written consent or participating in telephonic meetings. Additionally, the Company paid Mr. Carter $15,000 in fiscal 1994 and intends to pay him the same amount in fiscal 1995 for consultation services relating to insurance matters. Except as described below under "Compensation Committee Interlocks and Insider Participation", no additional compensation is paid to other members of the Board of Directors. For a description of two new compensation plans for non-employee directors recently approved by the Executive Committee of the Board of Directors, subject to stockholders' approval, see "Proposed Deferred Compensation Plan for Non-Management Directors" and "Proposed Non-Employee Director Stock Option Plan."

                           EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning the annual and long-term compensation of the Company's chief executive officer and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the fiscal years indicated. Bonus amounts were accrued during the year and paid shortly thereafter.

                                                                              All Other
                            ----------Annual Compensation----------  Stock    Compensa-
Name and Position           Year   Salary($)  Bonus($)  Other($)<F1> Options  tion($)<F2>
- -------------------------   ----   --------   -------   -----------  -------  ----------
Jack W. Goodall <F3>        1994    631,951        -      62,138      35,000   1,344
  Chairman of the Board,    1993    563,077        -      87,943           -   1,344
  Chief Executive           1992    500,000   375,000     88,659     224,570   1,344
  Officer and President

Robert J. Nugent            1994    371,165         -     19,659      25,000   1,344
  Executive Vice President, 1993    328,461         -     42,380           -   1,344
  President and Chief       1992    300,000   180,000     47,112     135,205   1,344
  Operating Officer of
  Jack In The Box Division
  and Director

Charles W. Duddles          1994    271,165         -     21,438      20,000   1,344
  Executive Vice President, 1993    234,615         -     44,666           -   1,344
  Chief Administrative      1992    225,000   135,000     42,634      88,660   1,344
  Officer, Chief Financial
  Officer and Director

Kenneth R. Williams         1994    271,165         -     30,075      15,000   1,344
  Senior Vice President,    1993    234,615         -     47,588           -   1,344
  Executive Vice President  1992    200,000   150,000     46,186      95,000   1,344
  of Jack In The Box
  Division

James J. Bischoff           1994    159,627    60,000      8,314      75,000     448
  Vice President, Executive 1993          -         -          -           -       -
  Vice President of         1992          -         -          -           -       -
  Jack In The Box Division

<F1>  Other annual compensation in 1994 includes approximate automobile allowances, which were discontinued February 7, 1994, of $17,000 for Mr. Goodall and $11,000 for Mssrs. Nugent, Duddles and Williams, and in 1993 and 1992, $48,000 for Mr. Goodall and $32,000 for each of the aforementioned executive officers. Also included are the Company's matching contributions to the deferred compensation plan, which for Mr. Goodall were $18,959 in 1994, $28,142 in 1993 and $22,500 in 1992, for
      Mr. Williams $8,135 in 1994 and for Mr. Duddles $11,088 in 1993. In 1994, reimbursement for executive health benefits were $25,543 for Mr. Goodall and $10,735 for Mr. Williams. Other included amounts do not exceed 25% of the total other annual compensation in years when such compensation exceeds the limits of the lesser of 10% of salary and bonus or $25,000.
                                  -5-

<F2>  All other compensation represents the premiums on term life insurance for the benefit of the named executive officer. The Company has no interest in such insurance policies.

<F3>  Since January 1994, approximately 50% of Mr. Goodall's listed annual compensation has been charged to Family Restaurants, Inc. where he also serves as Chairman of the Board and Chief Executive Officer. See "Compensation Committee Interlocks and Insider Participation - Family Restaurants, Inc. Transaction".

Stock Option Grants in Fiscal 1994

     Set forth below is information with respect to options granted to the named executive officers during the 1994 fiscal year.

                                                                             Potential Realizable
                               % of Total                                      Value at Assumed
                   Number of    Options                                      Annual Rates of Stock
                   Securities  Granted to               Market               Price Appreciation For
                   Underlying  Employees  Exercise or  Price on                   Option Term
                    Options    in Fiscal   Base Price   Date of  Expiration    ------------------
     Name          Granted(#)    Year      ($/Share)     Grant      Date          5%        10%
- ----------------   ---------    -------    ---------    -------   --------     --------  --------
Jack W. Goodall      35,000      10.8%      $ 5.875     $ 5.875   07/21/04     $129,316  $327,713
Robert J. Nugent     25,000       7.7%        5.875       5.875   07/21/04       92,369   234,081
Charles W. Duddles   20,000       6.2%        5.875       5.875   07/21/04       73,895   187,265
Kenneth R. Williams  15,000       4.6%        5.875       5.875   07/21/04       55,421   140,449
James J. Bischoff    50,000      15.5%       10.125      10.125   03/15/04      318,378   806,832
                     25,000       7.7%        5.875       5.875   07/21/04       92,369   234,081

Option Exercises in Fiscal 1994 and Fiscal Year-End Values

     Set forth below is information with respect to options exercised by the named executive officers during the 1994 fiscal year, and the number and value of unexercised stock options held by the named executive officers at the end of the fiscal year.

                                              Number of Unexercised        Value of Unexercised
                                                 Options Held at           In-the-Money Options
                        Shares                    Fiscal Year-End           at Fiscal Year-End
                       Acquired    Value     -------------------------   -------------------------
   Name              on Exercise  Realized   Exercisable Unexercisable   Exercisable Unexercisable
- -----------------    -----------  --------   ----------- -------------   ----------- -------------
Jack W. Goodall            0        $  0       367,500       17,500       $1,050,935     $  0
Robert J. Nugent           0           0       187,500       12,500          419,143        0
Charles W. Duddles         0           0       125,000       10,000          333,919        0
Kenneth R. Williams        0           0       117,500        7,500          224,200        0
James J. Bischoff          0           0        37,500       37,500                0        0

Report of the Board of Directors and Stock Option Committee on Executive Compensation

    The Board of Directors has the primary responsibility for determining executive compensation. There is also a Compensation Committee composed of not less than two non-employee independent directors. Executive compensation is designed to (a) provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives, and
(b) provide salary and other rewards that are closely linked to Company, team, and individual performance, focused on achievement of annual business plans and longer term incentives linked to increases in stockholder value. There is also a committee of disinterested directors (Messrs. Gibbons and Green) with responsibility for administering the 1992 Employee Stock Incentive Plan. The Chief Executive Officer recommends the compensation to be paid to executive officers of the Company other than himself; final determination of the amount of compensation rests with the non-employee members of the Board of Directors. Board members who are also executive officers do not participate in discussions about, nor do they vote on, recommendations concerning their respective compensation.

    The Company's executive officer compensation program is comprised of base salary, bonus opportunity, long-term incentive compensation in the form of stock options, and other benefits such as health insurance.

    It is the objective of the Company to maintain base salaries that are within the upper mid-range of amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar business as the Company. The Performance Bonus Plan provides for a bonus as a percent of base salary which is dependent upon the Company's performance level achieved and the job classification of the individual. The purpose of the Performance Bonus Plan is to reward key employees, executives and officers for achievement of corporate and/or division goals relating to earnings before depreciation, interest and taxes, as well as achieving individual department budget targets. No performance bonuses were paid to executives for fiscal 1994.

    The 1992 Employee Stock Incentive Plan forms the basis for the Company's long-term incentive plan for officers and key managers. The purpose of the Plan is to enable the Company and its subsidiaries to attract, retain and motivate employees by providing for or increasing the proprietary interests of such employees in the Company. During 1994, stock options were granted for 35,000, 25,000, 20,000, 15,000 and 25,000 shares to Mr. Goodall, Mr.
Nugent, Mr. Duddles, Mr. Williams and Mr. Bischoff, respectively at $5.875, the market price at the date of grant, exercisable 50% on September 30, 1994 and 1995. Mr. Bischoff also received a stock option for 50,000 shares at $10.125, the market price at the date of grant, exercisable 50% on August 15, 1994 and February 15, 1995, in conjuction with his employment with the Company on January 24, 1994.

    This report is submitted by the Board of Directors and the Stock Option Committee.

                Board of Directors                Stock Option Committee
     ------------------------------------------   ------------------------
     Michael E. Alpert     Leonard I. Green       Edward Gibbons
     Paul T. Carter        Robert J. Nugent       Leonard I. Green
     Charles W. Duddles    L. Robert Payne
     Edward Gibbons        Christopher V. Walker
     Jack W. Goodall

    This report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.


Compensation Committee Interlocks and Insider Participation

    During fiscal 1994, the members of the Board of Directors were primarily responsible for determining executive compensation. The following executive officers, who also are members of the Board of Directors, participated in deliberations concerning executive officer compensation: Jack W. Goodall, Robert J. Nugent and Charles W. Duddles. In addition, the Company is a party to the transactions described below in which Edward Gibbons, Leonard
I. Green and/or Christopher V. Walker, who are members of the Board of Directors, have a material interest.

    Transactions with GGvA - Pursuant to an agreement which expired on December 31, 1994, the Company paid GGvA a monthly fee of $75,000 plus expenses. Under this agreement, subject to certain conditions, GGvA provided management consulting and financial planning services to the Company, including assistance in strategic planning, negotiating and structuring bank loans and exploring potential acquisitions, mergers and restructurings for the Company. The contacts and expertise provided in these areas enhance the Company's opportunities and management's expertise in these matters. Mr. Gibbons, who is a director of Foodmaker, is a general partner of GGvA and GGvA is the general partner of Fulcrum III. The specialized consulting services provided by GGvA do overlap somewhat with Mr. Gibbon's role as director, for which he did not receive any additional compensation. Since the expiration of this agreement, the Company compensates Mr. Gibbons on the same basis as other independent directors. The amount of the fee paid to GGvA was determined by negotiations between the management of the Company and GGvA, and approved by the Board of Directors of the Company. The Company believes that the terms of its agreement with GGvA were comparable to what could have been obtained from an unrelated, but equally qualified, third party. Through June 1994, a portion of such fee paid to GGvA was in turn paid to Leonard I. Green, Christopher
V. Walker and Leonard Green & Partners, L.P., in which Leonard I. Green and Christopher V. Walker, directors of the Company and former partners in GGvA, are general partners, during which period they did not receive any additional compensation as directors of the Company.

    Family Restaurants, Inc. Transaction - On January 27, 1994, Foodmaker, Apollo Advisors, L.P. ("Apollo") and Green Equity Investors, L.P. ("GEI"), whose general partner is Leonard Green & Partners, (collectively, the "Investors"), acquired Restaurant Enterprises Group, Inc. ("REGI"), a company that owns, operates and franchises various restaurant chains including El Torito, Carrows and Coco's. Contemporaneously, REGI changed its name to Family Restaurants, Inc. ("FRI"). Concurrently, Foodmaker contributed its entire Chi-Chi's Mexican restaurant chain to FRI in exchange for a 39% equity interest in FRI, valued at $62 million, a five-year warrant to acquire 111,111 additional shares at $240 per share, which would increase its equity interest to 45%, and approximately $173 million in cash ($208 million less the face amount of Chi-Chi's debt assumed, aggregating approximately $35 million). Apollo and GEI, respectively, contributed $62 million and $29 million in cash and hold approximate 39% and 18% equity positions in FRI. Management of FRI invested $2.5 million in cash and notes and holds an approximate 4% equity position. The net cash received was used by Foodmaker to repay all of the debt outstanding under its then existing bank credit facility, which has been terminated, and to reduce other debt, to the extent permitted by the Company's financing agreements, and to provide funds for capital expenditures and general corporate purposes. The Company does not anticipate receiving dividends on its FRI common stock in the foreseeable future. The payment of dividends is restricted by FRI's public debt instruments.


Pension Table

     Retirement Plan. The Company maintains a retirement plan (the "Retirement Plan"), which was adopted effective October 21, 1985 and restated effective as of January 1, 1989. The Retirement Plan is a defined benefit plan covering eligible regular employees employed in a sales, administrative, clerical, or restaurant hourly capacity who have completed 1,000 Hours of Service (as defined in the Retirement Plan) and reached age
21. The Retirement Plan provides that a participant retiring at age 65 will receive an annual retirement benefit equal in amount to one percent of Final Average Pay (as defined in the Retirement Plan) multiplied by Benefit Service (as defined in the Retirement Plan) plus .4% of Final Average Pay in excess of Covered Compensation (as defined in the Retirement Plan) multiplied by Benefit Service subject to grandfathered minimum benefit accruals under the previous plan as of December 31, 1988. The .4% portion of the calculation is limited to a maximum of 35 years of service.

     Although normal retirement is age 65, benefits may begin as early as age 55 if service requirements defined in the Retirement Plan are met. Benefits payable may be reduced for early commencement.

     At October 2, 1994, the number of years of Benefit Service under the Retirement Plan for Messrs. Goodall, Nugent, Duddles, Williams and Bischoff was 26, 15, 21, 24 and none, respectively; and the amount of covered compensation for each of these individuals approximates the amounts reflected as salary and bonus in the Summary Compensation Table.

     Supplemental Retirement Plans. The Employee Retirement Income Security Act of 1974 ("ERISA") and various tax laws may cause a reduction in the annual retirement benefit payable under the Retirement Plan. If this occurs, the Company intends to provide a compensating annuity supplement for Mr. Goodall, pursuant to authority granted under ERISA. Under an unfunded excess benefits plan, this supplement provides the difference between the maximum annual payment permissible under ERISA from qualified plans and the amount determined under the Retirement Plan's formula. The supplement plus the tax-qualified annuity will not exceed the maximum amount the Company could have been required to provide under the Retirement Plan but for the legislative limitations.

     In addition, the Company established a non-qualified supplemental retirement plan for selected executives effective April 2, 1990, known as the Supplemental Executive Retirement Plan. The plan provides for a percentage of replacement income based on Service and Final Average Compensation (each as defined in the plan). The target replacement income from all Company funded sources based upon a maximum of 30 full years of service is 60% of Final Average Compensation. For those executives whose service lengths are less than 30 years, the target percentage of 60% is reduced by applying a factor determined by dividing the number of full years of actual service by 30. The plan is unfunded and represents an unsecured claim against the Company.

     Easy$aver Plus Plan. Effective October 21, 1985, the Company adopted the Foodmaker Savings Investment Plan, currently named the Foodmaker Easy$aver Plus Plan (the "E$P"), which includes a cash-or-deferred arrangement under Section 401(k) of the Internal Revenue Code. Eligible regular full-time employees who have completed at least one year of service and reached age 21 qualify for the E$P. Participants in the E$P may defer up to 12% of their pay on a pre-tax basis. In addition, the Company contributes on a participant's behalf an amount equal to 50% of the first 4% of compensation that is deferred by the participant.

     Deferred Compensation Plan. Since January 1, 1989, all executive officers and certain other members of management of the Company have been excluded from participation in the E$P. Effective April 2, 1990, all such persons were offered an opportunity to participate in a non-qualified deferred compensation plan established by the Company. Participants of the plan, known as the Capital Accumulation Plan for Executives, may defer up to 15% of base and/or bonus pay. The Company matches 100% of the first 3% of participant deferrals. Benefits paid under such plan also include an interest component. The plan is unfunded and participant accounts represent unsecured claims against the Company.

     Summary of Retirement and Other Deferred Benefits. The following table shows estimated annual benefits payable to participants as a straight life annuity. The benefits are derived from some or all of the following Company funded sources: Retirement Plan, Company match dollars in the E$P, Company match dollars in the Deferred Compensation Plan, Supplemental Retirement Plan and Social Security (50% of primary insurance amount).


     Average                      Years of Service
     Annual        ------------------------------------------------
    Earnings           10        15        20        25        30
  ------------     --------  --------  --------  --------  --------
  $  100,000. . . .$ 20,000  $ 30,000  $ 40,000  $ 50,000  $ 60,000
     200,000. . . .  40,000    60,000    80,000   100,000   120,000
     300,000. . . .  60,000    90,000   120,000   150,000   180,000
     400,000. . . .  80,000   120,000   160,000   200,000   240,000
     500,000. . . . 100,000   150,000   200,000   250,000   300,000
     600,000. . . . 120,000   180,000   240,000   300,000   360,000
     800,000. . . . 160,000   240,000   320,000   400,000   480,000
   1,000,000. . . . 200,000   300,000   400,000   500,000   600,000
   1,200,000. . . . 240,000   360,000   480,000   600,000   720,000


PROPOSED DEFERRED COMPENSATION PLAN FOR NON-MANAGEMENT DIRECTORS

General Information

     The Deferred Compensation Plan for Non-Management Directors (the "Deferral Plan") was approved by the Executive Committee of the Board of Directors of the Company (the "Board") on January 11, 1995, and is being submitted to the stockholders of the Company for their approval at the Meeting. The affirmative vote of a majority of shares of Common Stock voting at the Meeting, provided a quorum is present, is required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

     The description of the Deferral Plan which follows is qualified in its entirety by reference to the full text of the Deferral Plan which is set forth in Exhibit A to this Proxy Statement.

Purpose and Eligibility

     The purpose of the Deferral Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by providing a deferred compensation program to attract and retain qualified non-management directors who have made or will make important contributions to the success of the Company. Directors who are not officers or employees of the Company or a subsidiary of the Company and are eligible to receive compensation in the form of directors' fees or retainers ("Compensation") are eligible to participate in the plan.

Terms and Conditions of the Deferral Plan

     The option for deferral of Compensation offered under the Deferral Plan consists of the Equity Option and such other options as the Board may from time to time determine. Prior to commencement of directorships, or with respect to existing directors, prior to commencement of a new term as a director, an eligible director may enter into an agreement with the Company to defer receipt of compensation under the Deferral Plan. In the event that directors shall be elected to serve for terms of more than one year, an eligible director may request, prior to each anniversary date of his election, that the Company agree to defer his compensation for the next succeeding year.

     Under the Equity Option, a Deferred Stock Equivalent Account is established which provides for the crediting of stock equivalents and fractions thereof (the "Stock Equivalents") in an amount determined by dividing the amount of Compensation to be deferred under this option by the market value of the Common Stock on the date of crediting. Upon a deferral into the Deferred Stock Equivalent Account, the Company will credit the account with additional Stock Equivalents equal to 25% of the Compensation deferred. Such additionally credited Stock Equivalents, and all dividend equivalents associated therewith, are hereinafter referred to as "Company Matching Deferrals".

Distributions Under the Plan

     Distributions under the Equity Option, including distributions of Company Matching Deferrals, must be in cash. The amount of cash to be distributed will be the number of whole and/or fractional Stock Equivalents in each Deferred Stock Equivalent Account multiplied by the Market Value on the date of the Participant's termination or the effective date of the determination of total and permanent disability, with interest accruing, at the rate described in the Deferral Plan, from such date of termination or determination of total and permanent disability until the time of distribution.

Change in Control

     Upon a change in control, as defined in the Deferral Plan, deferrals will no longer be permitted and each Deferred Stock Equivalent Account will be immediately converted into an interest bearing account.

Nontransferability

     The right to receive payment of benefits under the Deferral Plan cannot be transferred, assigned or pledged except by beneficiary designation, will or pursuant to the laws of descent and distribution.

Administration

     The Board will administer the Deferral Plan and, in connection therewith, has full power and sole discretion to impose on any deferral any terms and conditions in addition to those set forth in the Deferral Plan; to construe and interpret the Deferral Plan; to establish rules and regulations; to delegate responsibilities to others to assist it in administering the Deferral Plan or performing any responsibilities hereunder; and to perform all other acts it believes reasonable and proper in connection with the administration of the Deferral Plan. A majority of the Board, consisting of all Board members except the individual member who is being considered, shall have full power and sole discretion to determine whether a director is eligible to participate in the Deferral Plan.

Amendment and Termination

     The power to amend, modify or terminate the Deferral Plan at any time is reserved to the Board except that no amendment, modification or termination which would reasonably be considered to be adverse to a participant or beneficiary may apply to or affect the terms of any deferral of Compensation deferred prior to the effective date of such amendment, modification or termination, without the consent of the participant or beneficiary affected thereby.

Federal Income Tax Consequences

     The following statement is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax aspects of the Deferral Plan.

     The Compensation deferred under the Deferral Plan, the Company Matching Deferrals credited to the participant's account and any appreciation, if any, in the value of such deferrals based on an increase in the market value of the Company's Common Stock are generally not taxable to the participant until such time as a cash distribution is made. At that time, the participant will recognize taxable ordinary income for the amount of the distribution. The Company will also be entitled to a tax deduction at the time of and in the amount of the distribution.

PROPOSED NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

General Information

     The Non-Employee Director Stock Option Plan (the "Director Plan") was approved by the Executive Committee of the Board of Directors of the Company on January 11, 1995, and is being submitted to the stockholders of the Company for their approval at the Meeting. The affirmative vote of a majority of shares of Common Stock voting at the Meeting, provided a quorum is present, is required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

     The Director Plan provides for options which do not qualify as incentive stock options under Section 422A of the Internal Revenue Code.

     The description of the Director Plan which follows is qualified in its entirety by reference to the full text of the Director Plan which is set forth in Exhibit B to this Proxy Statement.

Purpose and Eligibility

     The purpose of the Director Plan is to promote the long-term growth and financial success of the Company by enabling the Company to attract, retain and motivate non-employee directors of the Company by providing for or increasing their proprietary interest in the Company. The persons eligible to be considered for the grant of options hereunder are any directors of the Board who are not employees of the Company or a subsidiary of the Company.

Stock Subject to Director Plan

     The Director Plan provides for the maximum of 250,000 shares of Common Stock that may be subject to options granted thereunder during the ten year duration of the plan. The Director Plan provides that if the outstanding shares of stock of the class then subject to this plan are increased or decreased or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends and the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under this plan and for which options then outstanding under this plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised
portions of such options.   Shares of Common Stock subject to the
unexercised portions of any options granted under this plan which expire, terminate or are canceled may again be subject to options under this plan.

Terms of Options

     Commencing February 17, 1995 and on the date of each annual shareholder meeting thereafter at which such non-employee director has been re-elected to the Board, such non-employee director will be automatically granted a non-qualified stock option to purchase 10,000 shares of Common Stock. The per share exercise price of each option will be equal to the current market price per share of Common Stock on the date of grant.

     The current market price per share of Common Stock on the date of grant shall be not less than the higher of (a) the Quoted Price per share for such stock on the business day immediately preceding the date of grant or (b) the average of the Quoted Prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the date of grant. The "Quoted
Price" of the Common Stock shall be the last reported sales price of the Common Stock as reported by NASDAQ, National Market System, or if the Common Stock is listed on a securities exchange, the last reported sales price of the Common Stock on such exchange which shall be for consolidated trading if applicable to such exchange, or if neither so reported or listed, the last reported bid price of the Common Stock. In the absence of one or more such quotations, the Board shall determine the current market price on the basis of such information as it in good faith considers appropriate.

     Each option will have a term of ten years and shall become exercisable in full six months after the date of grant. If on any date upon which options are to be granted under this Director Plan the number of shares of Common Stock remaining available under the Director Plan are less than the number of shares required for all grants to be made on such date, then options to purchase a proportionate amount of such available number of shares of Common Stock shall be granted to each eligible non-employee director.

Payment for Securities

     All or a portion of an exercisable option shall be deemed exercised upon delivery to the Secretary of the Company at the Company's principal office all of the following: (i) a written notice of exercise specifying the number of shares to be purchased signed by the non-employee director or other person then entitled to exercise the option, (ii) full payment of the exercise price for such shares by any of the following or combination thereof (a) cash, (b) certified or cashier's check payable to the order of the Company, or (c) the delivery of whole shares of the Company's Common Stock owned by the option holder and valued at the closing market price on the business day prior to the date of exercise, (iii) such representations and documents as the Board, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations, (iv) in the event that the option shall be exercised by any person or persons other than the non-employee director, appropriate proof of the right of such person or persons to exercise the option, and (v) such representations and documents as the Board, in its sole discretion, deems necessary or advisable.

Nontransferability

     Any option granted under this plan shall by its terms be nontransferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee.

Administration

     The Director Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the Securities Exchange Act of 1934 (or its successor) and accordingly is intended to be self-governing. To this end, the Director Plan requires no discretionary action by any administrative body with regard to any transaction under the Director Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

Amendment and Termination

     The Board may alter, amend, suspend, or terminate the Director Plan, provided that no such action shall deprive any optionee, without his or her consent, of any option granted to the optionee pursuant to this plan or of any of his or her rights under such option and provided further that the provisions of this plan designating persons eligible to participate in the Director Plan and specifying the amount, exercise price and timing of grants under the Director Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     Unless sooner terminated, the Director Plan terminates ten years after the date of stockholders' approval thereof. Subsequent to such termination date, no options may be granted under this plan, but such termination will not prevent a participant holding an option with an exercise date subsequent to the termination date from exercising that option.

Federal Income Tax Consequences

     The following statement is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax aspects of the Director Plan.

     Although the grant of a non-qualified option is not generally taxable to the recipient, upon exercise the recipient will be taxed at ordinary income rates on the excess of the fair market value on the exercise date of the stock received over the option exercise price, and the Company will be entitled to a tax deduction of the same amount. The amount included in the optionee's taxable income on the exercise of a non-qualified option will be subject to federal and state income tax withholding. The optionee's basis in the acquired shares will be equal to the option exercise price plus the amount included in income upon exercise. Gain or loss on the subsequent sale or disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on the holding period for the stock as of the date of disposition. The stockholder will recognize long-term capital gain or loss if the holding period exceeds one year.

PARTICIPANT BENEFITS OF PROPOSED NEW PLANS

     Each of the six non-executive (non-employee) directors of the Company receives compensation consisting of an annual retainer of $18,000 and $1,500 for each general meeting of the Board (usually six annually) attended. Any portion or all of such compenstation would be allowed to be deferred under the Deferral Plan. Assuming that all such directors deferred all such compensation, aggregating $162,000 annually, the Company Matching Deferrals would be $40,500. The potential future value of such deferrals, including the amounts actually deferred, is subject to fluctuations in the market price of the Company's Common Stock subsequent to the date of deferral.

     In addition, under the Director Plan, each of the six non-executive (non-employee) directors of the Company would receive annually, until the proposed plan's 250,000 shares are depleted, stock options for the purchase of 10,000 shares (60,000 shares annually for all such directors) of Common Stock at the fair market value on the date of grant. Any potential realizable value of the options is subject to the increase, if any, in the market price of the Company's Common Stock.

     None of the executive officers reflected in the summary compensation table or other categories of employees of the Company are covered by either of the above plans.

                            CERTAIN TRANSACTIONS

Transactions with Prudential

     On September 30, 1994, the Company repaid outstanding borrowings from The Prudential Insurance Company of America ("Prudential") of $23.3 million, of which 50% was not due until September 30, 1995. Pursuant to such borrowings, the Company paid during 1994 interest of approximately
$3.2 million and a prepayment premium of $.8 million. Prudential is a limited partner in Fulcrum III.

Transactions with Others

     Sharon Payne, daughter of L. Robert Payne, a director of the Company, holds a 25% equity interest in Foodmex, Inc. ("Foodmex"), which operates ten Jack In The Box franchises in Mexico. The majority of the funds invested by Ms. Payne in Foodmex were loaned to her by Mr. Payne; this loan is secured by Ms. Payne's equity position in Foodmex. As a franchisee of the Company, Foodmex has various financial obligations to the Company for franchise fees and other trade accounts payable, totalling approximately $280,000 per month. The Company believes the terms of the franchise agreement are no more favorable to the franchisee than could have been obtained by an entirely unrelated third party and treatment of Foodmex with respect to credit terms is no more favorable than terms extended to franchisees generally.

                              PERFORMANCE GRAPH

     The following graph compares the cumulative return to holders of the Company's Common Stock at the end of each fiscal year since the initial public offering on March 4, 1992 with the Standard & Poor's ("S&P") 500 Index and Nations Restaurant News ("NRN") Stock Index for the same period. The comparison assumes $100 was invested on March 4, 1992 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. The Company paid no dividends during the periods.


           [A LINE GRAPH CHART WAS INCLUDED HEREIN WHICH
            GRAPHICALLY REFLECTED THE FOLLOWING DATA]

                   March 4,      September 27,      October 3,      October 2,
                     1992             1992             1993            1994
                   --------      -------------      ----------      ----------
Foodmaker, Inc.       100               70               65              38
S&P 500 Index         100              101              113             113
NRN Stock Index       100              102              122             124

                    COMPLIANCE WITH REPORTING OBLIGATIONS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, each executive officer, director and beneficial owner of more than 10% of the Company's Common Stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirements and a report on Form 4 or Form 5 must be filed to reflect changes thereafter. Based on written statements and copies of forms provided to the Company by persons subject to the reporting requirements, the Company believes that all such reports required to be filed by such persons during fiscal 1994 were filed on a timely basis, except that late Forms 3 were filed by James J. Bischoff upon his becoming an executive officer of the Company, and the Payne Family Trust upon purchasing stock; late Forms 4 were filed by Jack W. Goodall reflecting his gift of stock to charity, Charles W. Duddles reflecting his gift of stock to his adult children, L. Robert Payne reflecting his indirect beneficial ownership of stock directly held by the Payne Family Trust and William E. Rulon reflecting the acquisition of stock in his 401(k) plan from the exchange of stock of the Company's former parent; and Forms 5 were not timely filed by William Burt, Mohammad Iqbal and Joseph Micatrotto relating to the accelerated expiration of stock options upon their termination of service.


                       RATIFICATION OF THE APPOINTMENT
                         OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed KPMG Peat Marwick as independent accountants to examine the consolidated accounts of the Company for the fiscal year ending October 1, 1995, subject to ratification by stockholders. KPMG Peat Marwick has acted as accountants for Foodmaker since 1986. The firm will be represented at the Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.


                               OTHER BUSINESS

     Foodmaker's management is not aware of any other matters to come before the Meeting. If any matter not mentioned herein is properly brought before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.


                          STOCKHOLDER PROPOSALS FOR
                             1996 ANNUAL MEETING

     Any stockholder proposal intended to be presented at the 1996 Annual Meeting of Stockholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company, directed to the attention of the Secretary, on or before September 17, 1995. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                      1994 ANNUAL REPORT AND FORM 10-K

     A copy of the 1994 Annual Report to Stockholders accompanies this Proxy Statement. Foodmaker's Annual Report on Form 10-K for the year ended October 2, 1994, as filed with the Securities and Exchange Commission, contains detailed information concerning Foodmaker and its operations which is not included in the 1994 Annual Report. A COPY OF THE 1994 FORM 10-K WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO:
Foodmaker Corporate Communications, 9330 Balboa Avenue, San Diego, California 92123-1516.

                                     By Order of the Board of Directors,

                                     WILLIAM E. RULON

                                     WILLIAM E. RULON
                                     Secretary

                                                                   Exhibit A

                               FOODMAKER, INC.
                       DEFERRED COMPENSATION PLAN FOR
                          NON-MANAGEMENT DIRECTORS

                       (Effective: February 17, 1995)

1.   General Provisions

     1.1  Purpose of Plan

          The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by providing a deferred compensation program to attract and retain qualified non-management directors who have made or will make important contributions to the success of the Company.

     1.2  Definitions

          (a) "Acquiring Person" means any person or groups of Affiliates or Associates who is or becomes the beneficial owner, directly or indirectly, of shares representing 20% or more of the outstanding Stock.

          (b) "Affiliate" or Associate" shall have the meanings set forth as of March 1, 1990, in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          (c) "Beneficiary" means the person or persons (including legal entitles) who have been designated in accordance with Section
               3.2 hereof to receive benefits under this Plan following a Participant's death.

          (d)  "Board" means the Board of Directors of Foodmaker, Inc.

          (e) "Change in Control" means the time when (i) any person, either individually or together with such person's Affiliates or Associates, shall have become the beneficial owner, directly or indirectly, of shares representing at least 50% of the outstanding Stock and there shall have been a public announcement of such occurrence by the Company or such person or (ii) individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of Foodmaker, Inc.; provided however, that in the case of either clause (i) or clause (ii), a Change in Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors.

          (f)  "Company" means Foodmaker, Inc. and its subsidiaries.

          (g) "Compensation" means all or any part of any cash, or other consideration to be paid to a Director by the Company as directors' fees or retainers.

          (h) "Continuing Director" means any member of the Board while such person is a member of the Board, who is not an Affiliate or Associate of an Acquiring Person or of any such Acquiring Person's Affiliate or Associate and was a member of the Board prior to the time when such Acquiring Person became an Acquiring Person, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any Affiliate or Associate of such Acquiring Person and is recommenced or elected to succeed the Continuing Director by a majority of the Continuing Directors.

          (i) "Date of Crediting" means, with respect to any Compensation deferred pursuant to the Plan, the date when such Compensation would be payable to a Participant.

          (j)  "Director" means any member of the Board.

          (k) "Market Value" means, in the case of Stock, the average of the closing prices of the Stock as reported by the New York Stock Exchange - Composite Transactions during the ten (10) trading days immediately preceding the date in question, or, if the Stock is not quoted on such composite tape or if such Stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Stock is listed, or if the Stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of the Stock during the ten (10) days immediately preceding the date in question on the NASDAQ Stock Market National Market System or any system then in use, or if no such quotations are available, the fair market value on the date in question of share of the Stock as determined by a majority of the Continuing Directors in good faith.

          (l) "Non-Management Director" means any Director who is not an officer or employee of the Company.

          (m) "Participant" means any Director who participates in the Plan.

          (n) "Plan" means the Deferred Compensation Plan for Non-Management Directors.

          (o) "Stock" means the Company's $.01 par value common stock or any such other security outstanding upon the reclassification of the Company's common stock, including, without limitation, any Stock split-up, Stock dividend, or other distributions of stock in respect of Stock, or any reverse Stock split-up, or recapitalization of the Company or any merger or consolidation of the Company with any subsidiary or affiliate, or any other transaction, whether or not with or into or otherwise involving an Acquiring Person.

          (p)  "Year" means calendar year unless otherwise specified.

     1.3  Eligibility and Participation

          To be eligible to participate in the Plan, an individual must:

          (a)  meet the definition of a Non-Management Director, and

          (b)  be entitled to Compensation.

          An eligible Director becomes a Participant in this Plan upon the effective date of an agreement executed by the parties pursuant to
          Section 2.1(c).

     1.4  Administration of the Plan

          The Board shall administer the Plan and, in connection therewith shall have full power and sole discretion to impose on any deferral any terms and conditions in addition to those set forth in the Plan; to construe and interpret the Plan; to establish rules and regulations; to delegate responsibilities to others to assist it in administering the Plan or performing any responsibilities hereunder; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. A majority of the Board, consisting of all Board members except the individual member who is being considered shall have full power and sole discretion to determine whether a Director is eligible to participate in the Plan.

     1.5  Power to Amend

          The power to amend, modify or terminate this Plan at any time is reserved to the Board except that no amendment, modification or termination which would reasonably be considered to be adverse to a Participant or Beneficiary may apply to or affect the terms of any deferral of Compensation deferred prior to the effective date of such amendment, modification or termination, without the consent of the Participant or Beneficiary affected thereby.

2.   Deferral Option

     2.1  Terms and Conditions

          (a) Deferral option available - The option for deferral of Compensation offered under this Plan shall consist of the Equity Option and such other options as the Board may from time to time determine. Prior to commencement of directorships, or with respect to existing Directors, prior to commencement of a new term as a Director, an eligible Director may request in writing that the Board approve a deferral either into or under any single deferral option provided under this Plan, or any combination thereof. In the event that Directors shall be elected to serve for terms of more than one year, an eligible Director may request, prior to each anniversary date of his election, that the Company agree to defer his compensation for the next succeeding year.

          (b) Source of terms and conditions - Any deferral under the Plan shall be subject to the provisions of the Plan, any other conditions imposed by law, and the terms of any award of Compensation. Approval of a deferral of Compensation shall in no event constitute a waiver by the Company of any conditions to the receipt of such Compensation.

          (c) Written agreement - Every deferral made under this Plan shall be made pursuant to a written agreement signed by the Participant and the Company. Any modifications or amendments to such agreement shall also be in writing signed by the parties. In the event of any conflict or inconsistency between the terms of such written agreement and the terms of the Plan, such written agreement shall control.

     2.2  Equity Option

          (a) Stock equivalents - Upon execution of a written agreement pursuant to Section 2.1 (c) above, a "Deferred Stock Equivalent Account" shall be established in the Participant's name. Stock equivalents and fractions thereof shall be credited to such Deferred Stock Equivalent Account in an amount determined by dividing the amount of Compensation to be deferred under this option by the Market Value of the Stock on the Date of Crediting. Upon the occurrence of any of the events described in Section 7.(a) of the Foodmaker, Inc. 1992 Employee Stock Incentive Plan, the number of Stock equivalents in each Deferred Stock Equivalent Account shall, to the extent appropriate, be adjusted accordingly.

          (b) Company Matching Deferral - Upon a deferral into the Equity Option and the associated crediting of Stock equivalents to a Participant's Deferred Stock Equivalent Account, the Company shall credit such Deferred Stock Equivalent Account, on the same Date of Crediting, with additional Stock equivalents equal to 25% of the Compensation deferred into such Deferred Stock Equivalent Account divided by the Market Value of the Stock on the Date of Crediting. Such additionally credited Stock equivalents, and all dividend equivalents associated therewith, are hereinafter referred to as "Company Matching Deferrals".

          (c) Time of crediting - Deferrals in Stock equivalents shall be credited to a Participant's Deferred Stock Equivalent Account on the Date of Crediting.

          (d) Dividend Equivalents - To the extent dividends on the Stock are paid, dividend equivalents and fractions thereof on the Stock equivalents and fractions thereof in a Participant's Deferred Stock Equivalent Account shall be awarded, converted to additional Stock equivalents and credited to the Deferred Stock Equivalent Account as of the dividend payment dates. The number of Stock equivalents to be credited as of each such date shall be determined by dividing the amount of the dividend equivalent by the Market Value of the Stock on the dividend payment date. The Participant's Deferred Stock Equivalent Account shall continue to earn such dividend equivalents until the time of a Participant's termination or the effective date of the commencement of total and permanent disability.

          (e) Form of distribution - Distributions under this Option, including distributions of Company Matching Deferrals, shall be in cash. The amount of cash to be distributed shall be the number of whole and/or fractional Stock equivalents in each Deferred Stock Equivalent Account multiplied by the Market Value on the date of the Participant's termination or the effective date of the determination of total and permanent disability, with interest accruing, at the rate described in Section 2.3(a) hereof, from such date of termination or determination of total and permanent disability until the time of distribution.

          (f) Change in Control - Upon a Change in Control, deferrals into the Equity Option will no longer be permitted and each Deferred Stock Equivalent Account shall be immediately converted into a Deferred Cash Account established pursuant to Section 2.3(a) hereof. The amount of cash to be credited to each such Deferred Cash Account shall be equal to the number of whole and/or fractional Stock equivalents in each Deferred Stock Equivalent Account multiplied by the Market Value as of the Change in Control. Each Participant whose Deferred Stock Equivalent Account is hereby converted to a Deferred Cash Account shall have the right, at his sole discretion, to convert such Deferred Cash Account into any other deferral option which may thereafter be established pursuant to the Plan or any other deferred compensation plan established by the Company or any successor.

     2.3  Deferred Cash Account

          (a) Upon a Change in Control, a "Deferred Cash Account" shall be established in the Participant's name. The amount of Compensation being deferred will be credited to this account on the Date of Crediting. Interest equivalents on amounts deferred shall be calculated annually as of December 31 of each year for the period from the Date of Crediting until December 31, or if such period is greater than one year, for the one-year period commencing with the previous January 1. Such equivalents shall be based on the average of the daily close of business prime rates for the 365 days of such year, with respect to amounts credited prior to such year, or, with respect to amounts credited during such year, for the number of days from the Date of Crediting. The daily close of business prime rates shall be as established by Credit Lyonnais, New York Branch or such other bank as may be designated by the Board. At distribution, interest equivalents shall be similarly calculated on amounts in the Deferred Cash Account based on average daily prime rates from the preceding January 1, or, if later, the Date of Crediting, through the date of distribution, and added to the total to be distributed. The crediting of interest equivalents to the Participant's Deferred Cash Account shall continue until the balance in such account is fully distributed.

          (b) Time of crediting - The interest equivalents calculated each December 31 shall be credited to a Participant's Deferred Cash Account on January 1 of the next Year. Prior to distribution to a Participant pursuant to Section 3.1 hereof, interest equivalents calculated as described above shall be credited to such Participant's Deferred Cash Account.

          (c)  Form of distribution - Distributions shall be in cash.

3.   Other Governing Provisions

     3.1 Time of distribution to Participant - All amounts due to the Participant shall be payable on the 60th day following the Participant's termination. Distributions to Participants found to be totally and permanently disabled shall be on the 60th day following the determination of such disability. No amounts shall be payable to a Participant prior to such Participant's termination or total and permanent disability.

     3.2 Distribution upon death - In the event of the Participant's death, all amounts due under this Option shall be paid to the Beneficiary; but if none is designated then benefits shall be paid to Participant's estate or as provided by law. Distribution in full shall be made in a lump sum on the 60th day following the Participant's death.

     3.3 Company's Obligations Unfunded - All benefits due a Participant or a Beneficiary under this Plan are unfunded and unsecured and are payable out of the general funds of the Company. The Company, in its sole and absolute discretion, may establish a "grantor trust" for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors of the Company as provided for in such trust, provided that such trust does not alter the characterization of the Plan as an "unfunded plan" for purposes of the Employee Retirement Income Security Act, as amended. Such trust shall make distributions in accordance with the terms of the Plan.

     3.4 Beneficiary Designation - A Participant may file with the Secretary of the Company a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Board may from time to time prescribe) to receive, following the death of the Participant, benefits payable under any option of the Plan. The Board reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Board shall be in doubt as to the right of such beneficiary to receive any benefits under the Plan, the Board may determine to recognize only the rights of the legal representative of the Participant, in which case the Company, the Board and the members thereof shall not be under any further liability to anyone.

     3.5 Hardship Withdrawals - The Board in its sole and absolute discretion may permit withdrawal by a Participant of any amount from his accounts, if the Board determines, in its discretion that such funds are needed due to serious and immediate financial hardship from an unforeseeable emergency. Serious and immediate financial hardship to the Participant must result from a sudden and unexpected illness or accident of the Participant or a dependent, loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances arising from events beyond the control of the Participant. A distribution based upon such financial hardship cannot exceed the amount necessary to meet such immediate financial need. In addition, the Board may impose suspensions or other penalties as a condition to such withdrawals.

     3.6 Transferability of Benefits - The right to receive payment of benefits under this Plan shall not be transferred, assigned or pledged except by beneficiary designation, will or pursuant to the laws of descent and distribution.

     3.7 Address of Participant or Beneficiary - A Participant shall keep the Company apprixed of his current address and that of any Beneficiary at all times during his participation in the Plan. At the death of a Participant, a Beneficiary whi is entitled to receive payment of benefits under the Plan shall keep the Company apprised of his current address until the entire amount to be distributed to him has been paid.

     3.8 Taxes - Any taxes required to be withheld under applicable federal, state or local tax laws or regulations may be withheld from any payment due hereunder.

     3.9 Gender - The use of masculine pronouns herein shall be deemed to include both males and females.

                                                                    Exhibit B

                             FOODMAKER, INC.
                  NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     1. Purpose of the Plan. Under this Non-Employee Director Stock Option Plan (the "Director Plan") of Foodmaker, Inc., a Delaware corporation (the "Company"), options may be granted to eligible persons, as set forth in
Section 4, to purchase shares of the Company's common stock ("Common Stock"). This Director Plan is designed to promote the long-term growth and financial success of the Company by enabling the Company to attract, retain and motivate such persons by providing for or increasing their proprietary interest in the Company.

     2. Effective Date. This Director Plan shall be in effect commencing on February 17, 1995, subject to approval by the Company's stockholders. Options may not be granted more than ten years after the date of stockholder approval of this Director Plan or termination of this Director Plan by the Board of Directors of the Company (the "Board"), whichever is earlier.

     3. Plan Operation. This Director Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the Securities Exchange Act of 1934 (or its successor) and accordingly is intended to be self-governing. To this end, this Director Plan requires no discretionary action by any administrative body with regard to any transaction under this Director Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

     4. Eligible Persons. The persons eligible to receive a grant of non-qualified stock options hereunder are any Director of the Board who on the date of said grant is not an employee of the Company or a subsidiary of the Company. For purposes of this Section 4, a person shall not be considered an employee solely by reason of serving as Chairman of the Board.

     5. Stock Subject to Director Plan. The maximum number of shares that may be subject to options granted hereunder shall be 250,000 shares of Common Stock, subject to adjustments under Section 6. Shares of Common Stock subject to the unexercised portions of any options granted under this Director Plan which expire, terminate or are canceled may again be subject to options under this Director Plan.

     6. Adjustments. If the outstanding shares of stock of the class then subject to this Director Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, spin-offs and the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under this Director Plan and for which options then outstanding under this Director Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

     7. Stock Options. Commencing February 17, 1995 and on the date of each annual stockholder meeting thereafter at which such non-employee director has been re-elected to the Board, such non-employee director will be automatically granted a non-qualified stock option to purchase 10,000 shares of Common Stock. The per share exercise price of each option will be equal to the current market price per share of Common Stock on the date of grant.

     The current market price per share of Common Stock on the date of grant shall be not less than the higher of (a) the Quoted Price per share for such stock on the business day immediately preceding the date of grant or (b) the average of the Quoted Prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the date of grant. The "Quoted Price" of the Common Stock shall be the last reported sales price of the Common Stock as reported by NASDAQ, National Market System, or if the Common Stock is listed on a securities exchange, the last reported sales price of the Common Stock on such exchange which shall be for consolidated trading if applicable to such exchange, or if neither so reported or listed, the last reported bid price of the Common Stock. In the absence of one or more such quotations, the Board shall determine the current market price on the basis of such information as it in good faith considers appropriate.

     Each option will have a term of ten years and shall become exercisable in full six months after the date of grant. If on any date upon which options are to be granted under this Director Plan the number of shares of Common Stock remaining available under the Director Plan are less than the number of shares required for all grants to be made on such date, then options to purchase a proportionate amount of such available number of shares of Common Stock shall be granted to each eligible non-employee director.

     8. Documentation of Grants. Awards made under this Director Plan shall be evidenced by written agreements or such other appropriate documentation as the Board shall prescribe. The Board need not require the execution of any instrument or acknowledgment of notice of an award under this Director Plan, in which case acceptance of such award by the respective optionee will constitute agreement to the terms of the award.

     9. Nontransferability. Any option granted under this Director Plan shall by its terms be nontransferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the optionee's lifetime, only by the optionee.

     10. Amendment and Termination. The Board may alter, amend, suspend, or terminate this Director Plan, provided that no such action shall deprive any optionee, without his or her consent, of any option granted to the optionee pursuant to this Director Plan or of any of his or her rights under such option and provided further that the provisions of this Director Plan designating persons eligible to participate in the Director Plan and specifying the amount, exercise price and timing of grants under the Director Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     11. Termination of Directorship. Notwithstanding Section 7 above, all options granted hereunder and held by non-employee directors as of the date of cessation of service as a director may be exercised by the non-employee director or his or her heirs or legal representatives until the earlier of the tenth anniversary of the date of grant or the expiration of ninety days after the date of cessation of such service.

     12. Manner of Exercise. All or a portion of an exercisable option shall be deemed exercised upon delivery to the Secretary of the Company at the Company's principal office all of the following: (i) a written notice of exercise specifying the number of shares to be purchased signed by the non-employee director or other person then entitled to exercise the option,
(ii) full payment of the exercise price for such shares by any of the following or combination thereof (a) cash, (b) certified or cashier's check payable to the order of the Company, or (c) the delivery of whole shares of the Company's Common Stock owned by the option holder and valued at the closing market price on the business day prior to the date of exercise,
(iii) such representations and documents as the Board, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations, (iv) in the event that the option shall be exercised by any person or persons other than the non-employee director, appropriate proof of the right of such person or persons to exercise the option, and (v) such representations and documents as the Board, in its sole discretion, deems necessary or advisable.

     13. Compliance with Law. Common Stock shall not be issued upon exercise of an option granted under this Director Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with applicable federal, state or local tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled.

     IN TESTIMONY WHEREOF, Foodmaker, Inc. has executed this Director Plan by its officers thereunto duly authorized.


     FOODMAKER, INC.

PROXY                     FOODMAKER, INC.                       PROXY
         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 FOR ANNUAL MEETING OF STOCKHOLDERS ON FEBRUARY 17, 1995 AT 2:00 P.M. SAN DIEGO MISSION VALLEY HILTON, 901 CAMINO DEL RIO SOUTH, SAN DIEGO, CA

The undersigned hereby appoints Jack W. Goodall, Charles W. Duddles and William E. Rulon and each of them, acting by a majority or by one of them if only one is acting, as lawful proxies, with full power of substitution, for and in the name of the undersigned, to vote on behalf of the undersigned, with all the powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Foodmaker, Inc., a Delaware corporation ("Foodmaker"), on February 17, 1995, and any postponements or adjournments thereof. The above named proxies are instructed to vote all the under-signed's shares of stock on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified below and are authorized in their discretion to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

1.   Election of Directors: Michael E. Alpert, Paul T. Carter,
     Charles W. Duddles, Edward Gibbons, Jack W. Goodall,
     Leonard I. Green, Robert J. Nugent, L. Robert Payne and
     Christopher V. Walker.
        / / FOR all nominees listed.
        / / FOR all nominees listed except
                  / / WITHHOLD AUTHORITY to vote for all nominees listed.

2.   Ratification of appointment of KPMG Peat Marwick as
     independent accountants.           / / FOR  / / AGAINST  / / ABSTAIN

3.   To approve the Foodmaker, Inc. Deferred Compensation Plan
     for Non-Management Directors.      / / FOR  / / AGAINST  / / ABSTAIN

4.   To approve the Foodmaker, Inc. Non-Employee Director Stock
     Option Plan.                       / / FOR  / / AGAINST  / / ABSTAIN

The Board of Directors recommends a vote FOR the above proposals.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all nominees listed and "FOR" Proposals 2, 3 and 4.


                                    Stockholder(s), please sign below
                                    exactly as name appears hereon; in
                                    the case of joint holders, all should
                                    sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

                                    Dated:_________________, 1995

                                    ------------------------------------

                                    ------------------------------------

                                    IMPORTANT - PLEASE SIGN, DATE AND
                                    RETURN PROXY CARD PROMPTLY
                                    USING THE ENCLOSED ENVELOPE; NO
                                    POSTAGE NECESSARY.

        I do___________I do not___________expect to attend the Annual Meeting.

BALLOT                        FOODMAKER, INC.                         BALLOT
              ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 17, 1995

The undersigned votes____________________(______________________________)
shares of stock, with respect to the following:

1.   Election of Directors: Michael E. Alpert, Paul T. Carter,
     Charles W. Duddles, Edward Gibbons, Jack W. Goodall,
     Leonard I. Green, Robert J. Nugent, L. Robert Payne and
     Christopher V. Walker.
       / / FOR all nominees listed.
       / / FOR all nominees listed except________________________.
            / / WITHHOLD AUTHORITY to vote for all nominees listed.

2.   Ratification of appointment of KPMG Peat Marwick as
     independent accountants.         / / FOR   / / AGAINST   / / ABSTAIN

3.   To approve the Foodmaker, Inc. Deferred Compensation Plan
     for Non-Management Directors.    / / FOR   / / AGAINST   / / ABSTAIN

4.   To approve the Foodmaker, Inc. Non-Employee Director Stock
     Option Plan.                     / / FOR   / / AGAINST   / / ABSTAIN


                                 ________________________________________
                                 Stockholder's signature

   INSTRUCTION: If ballot is cast by proxy, print stockholder name above or, if multiple stockholders, print "Proxies Filed" above.


                                 ________________________________________
                                 Proxy signature (if ballot is cast by
                                 proxy)